MOORE STEPHENS

ELLIS FOSTER LTD.

CHARTERED ACCOUNTANTS

1650 West 1st Avenue

Vancouver, BC Canada	V6J 1G1
Telephone: (604) 734-1112 Facsimile: (604) 714-5916

E-Mail: generaldelivery@ellisfoster.com

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 1, 2005, in Amendment No. 4 to the Registration Statement and the related Prospectus of Cheetah Oil & Gas Ltd. for the registration of up to 2,565,429 shares of its common stock.

/s/ Moore Stephens Ellis Foster Ltd.
Vancouver, British Columbia, Canada	Chartered Accountants

December 1, 2005

MS	An independently owned and operated member of Moore Stephens North America Inc., Members in principal cities throughout North America
Moore Stephens North America, Inc. is a member of Moore Stephens International Limited, members in principal cities throughout the world.